UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 3, 2014

MATTRESS FIRM HOLDING CORP.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-35354	20-8185960
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5815 Gulf Freeway, Houston, Texas	77023
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (713) 923-1090

Not applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02                   Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective June 3, 2014, the board of directors (the “Board”) of Mattress Firm Holding Corp., a Delaware corporation (the “Company”), approved the expansion of the size of the Board from eight to nine members. Also effective June 3, 2014, the Board elected Mr. Robert E. Creager, former Audit Practice Leader at PricewaterhouseCoopers LLP in Houston, Texas, to fill the vacancy created by the increase in the size of the Board as a Class I director, with a term expiring at the annual meeting of the stockholders of the Company held in 2015. Mr. Creager will also serve on the audit committee of the Board, as its chairman. As an independent director, Mr. Creager is eligible to receive annual compensation in the amount of $50,000, paid in cash quarterly, as well as an additional annual payment of $5,000 for his service as a member of the audit committee and an additional annual payment of $25,000for his service as the chairman of the audit committee.  The chairman fee and the annual compensation will be pro rated for fiscal year 2014.  In accordance with the Company’s Independent Director Compensation Policy, Mr. Creager is also eligible for a one-time grant of shares of restricted stock of the Company with an aggregate value of $50,000, which will vest in full on the first anniversary of the date of grant. A pro rated grant of shares of restricted stock in respect of the 2014 fiscal year was approved on June 3, 2014 by the compensation committee of the Board of Directors.

In accordance with the Company’s customary practice, the Company has entered into an indemnification agreement with Mr. Creager, which requires the Company to indemnify him against certain liabilities that may arise in connection with his status or service as a director. The indemnification agreement also provides for an advancement of expenses incurred by Mr. Creager in connection with any proceeding relating to his status as a director. The foregoing description is qualified in its entirety by the full text of the form of indemnification agreement, which was filed with the Securities and Exchange Commission (the “SEC”) as Exhibit 10.11 to the Company’s Registration Statement on Form S-1 (Registration No. 333-174830), and which is incorporated herein by reference.

There is no arrangement or understanding between Mr. Creager and any other person pursuant to which Mr. Creager was selected as a director. Other than as described above, there are no transactions involving Mr. Creager requiring disclosure under Item 404(a) of Regulation S-K of the SEC.

On June 9, 2014, Mattress Firm Holding Corp., a Delaware corporation (the “Company”), announced the promotion of Mr. Alex Weiss to the position of Executive Vice President and Chief Financial Officer of the Company, effective on the first day of the Company’s third fiscal quarter, July 30, 2014.  The announcement was made in conjunction with the announced retirement of Mr. Jim Black, the Company’s current Executive Vice President and Chief Financial Officer, effective at the end of the current fiscal year, February 3, 2015.

Since April 2013, Mr. Weiss, age 32, has been the Company’s Senior Vice President, Finance focusing on forecasting, budgeting, corporate strategy, investor relations and mergers and acquisitions. From September 2008 to April 2013, Mr. Weiss served as Associate and then as Investment Banking Vice President of Barclays Bank PLC. From July 2004 to September 2008, Mr. Weiss was an Analyst and then Associate at Lehman Brothers Inc., where he served on the Investment Banking Global Advisory Committee. Mr. Weiss has experience in a wide range of investment banking disciplines, including mergers and acquisitions, debt and equity offerings, strategic analysis and corporate advisory, with a focus on the bedding sector.

There is no arrangement or understanding between Mr. Weiss and any other person pursuant to which Mr. Weiss was selected as an officer of the Company.  There are no transactions involving Mr. Weiss requiring disclosure under Item 404(a) of Regulation S-K of the SEC.

Item 9.01                   Financial Statements and Exhibits.

(d)         Exhibits

99.1                        Press Release dated June 9, 2014.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MATTRESS FIRM HOLDING CORP.

Date: June 9, 2014	By:	/s/ Jim R. Black
Jim R. Black
Executive Vice President and Chief Financial Officer

Index to Exhibits

Exhibit No.	Description
99.1	Press Release dated June 9, 2014.